Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA AGREES TO SELL PACKAGING AND CONSUMER BUSINESSES TO

NEW ZEALAND’S RANK GROUP

Transaction Expected To Be Completed By End of First Quarter 2008.

New York, NY – December 21, 2007 – Alcoa today announced it has agreed to sell its packaging and consumer businesses to New Zealand’s Rank Group Limited for $2.7 billion in cash. The transaction is expected to be completed by the end of the first quarter 2008.

Alcoa’s packaging and consumer businesses generated approximately $3.2 billion in revenues and $95 million in after-tax operating income in 2006, representing approximately 10 percent of Alcoa 2006 revenues and approximately 3 percent of after-tax operating income. Alcoa announced in April 2007 its plan to explore strategic alternatives for this segment. Businesses included in the sale are:

•	Closure Systems International, a global leader in the manufacture of plastic and aluminum packaging closures and capping equipment for beverage, food and personal care customers;

•	Consumer Products, a leading manufacturer of Reynolds Wrap branded and private label foil, wraps and bags;

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Flexible Packaging, manufacturers of laminated, printed, and extruded non-rigid packaging materials such as pouch, blister packaging, unitizing films, high quality shrink labels and foil lidding for the pharmaceutical, food & beverage, tobacco and industrial markets; and

•	Reynolds Food Packaging, makers of stock and custom products for the foodservice, supermarket, food processor and agricultural markets including foil, film, and both plastic and foil food containers.

In total, these packaging businesses have approximately 10,000 employees in 22 countries around the world. Alcoa will continue to operate its flat-rolled can sheet products serving the packaging market. Lehman Brothers acted as financial advisor to Alcoa on this transaction.

Rank Group is a New Zealand-based privately-held company with a significant packaging presence, including: Carter Holt Harvey, SIG Holding, and Evergreen Packaging. Rank Group has operations in North America, Australasia, Europe, Asia, South America and the Middle East and employs approximately 17,000 people.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets Alcoa® wheels, fastening systems, and precision castings. The company has 116,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com.